Consent of Independent Registered Public Accounting Firm

HC2 Holdings, Inc.
New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-248695, No. 333-217274, No. 333-213107, No. 333-207266, and No. 333-207470) and Form S-8 (No. 333-224657, No. 333-218835, and No. 333-198727) of HC2 Holdings, Inc. of our reports dated March 10, 2021, relating to the consolidated financial statements, and the effectiveness of HC2 Holdings, Inc.’s internal control over financial reporting, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

New York, NY
March 10, 2021